Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:

Stem Cell Therapy International, Inc.

David Stark

President

Info@scticorp.com

STEM CELL THERAPY INTERNATIONAL INC. ANNOUNCES

BRIDGE FINANCING OBTAINED

•	$150,000 INITIAL SIX MONTH FINANCING OBTAINED

•	IMMINENT EXECUTION OF STRATEGIC PLAN

TAMPA, Fla. – March 17, 2009 – Stem Cell Therapy International Inc. (SCII), announced today that the Company has obtained short term financing, enabling the Company to update and finalize the merger between Stem Cell Therapy International, Inc. (the “Company” or “AmStem International”), and the Histostem Corporation, Ltd (Korea), which has been filed previously with the SEC. This short term financing will allow the Company to continue to pay necessary vendors to maintain the Company’s public filing requirements, begin collaborations of operations between Histostem and AmStem International, finish the documents necessary to continue with the private placement and proceed with the execution of the Company’s strategic plan.

Details of the Terms

The Company agreed to repay to the lenders $187,500 at the earlier of either six months or when the Company is able to obtain subsequent financing with minimum gross proceeds of $1,000,000. The interest rate is a simple 10% per annum. At the holders’ choice, the note can be converted into common shares at a rate of either $0.10 per common share or the greater of $.05 or the 30 Day volume weighted average price of the common stock. The holder of the note can also convert the note, pursuant to the terms of the subsequent financing at a rate of 125% of the amount due at the closing of subsequent financing. In addition, the holders of the note were granted warrants to purchase a total of 1,125,000 common shares at a strike price of $0.03 per share. The warrants have a life of five years.

AmStem International, the newly named company resulting from the merger of Stem Cell Therapy International, Inc., and HistoStem, Ltd. of Korea, will soon be the primary resource for scientific Stem Cell research by pioneering the bio-resource bridge between Asia and the United States. Histostem operates the largest accredited Cord Blood & Stem Cell bank in the world (more than twice as large as its nearest competitor), and is already successfully treating patients with its patented, Korean FDA-approved Stem Cell therapies.

“This is another step in our strategic plan,” said David Stark, President of Stem Cell Therapy International, Inc. “This short term financing allows us to establish footing as a new company, while solidifying relationships with investors who are already committed to moving this merger and global expansion forward. I look forward to other favorable developments very soon.”

As AmStem International, the Company plans to leverage Histostem’s technology to be the state-of-the-art conduit for bringing Asian adult stem cells into the U.S. for clinical trials and the treatment of conditions on which Americans spend billions of dollars annually. This is predicated on successful clinical trial results approved by the Korean FDA for Male Pattern Baldness, Buerger’s Disease and other conditions in Korea by Histostem; using adult stem cells derived from its repository of over 80,000 Cord Blood Units, which has consistently met the rigorous standards of the Korean FDA and AsiaCORD – the accrediting organization. This has made Histostem the largest accredited repository of cord blood in the world, and one of the first to actually profit from sales of its own stem cell derived products. This ensures a faster than usual revenue stream for the new Company.

About Stem Cell Therapy International, Inc. Stem Cell Therapy International, Inc. (‘SCII’) is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products. Further information about Stem Cell Therapy International, Inc. can be found at its website www.scticorp.com.

About Histostem Corporation, Ltd: Histostem, Co., Ltd. started in Seoul, Korea in 2000. To date, it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of five patents that have been granted and 6 patents pending. To its knowledge, Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.